SUPPLEMENT dated January 12, 2007
(To Prospectus Supplement dated December 28, 2006
To Prospectus dated November 13, 2006)

$721,081,000 (Approximate)

LEHMAN XS TRUST
Mortgage Pass-Through Certificates, Series 2006-20

The definition of “Targeted Overcollateralization Amount” in the Glossary of Defined Terms on page S-113 in the accompanying prospectus supplement is hereby deleted in its entirety and replaced with the following:

“With respect to any Distribution Date (x) prior to the Stepdown Date an amount equal to $8,020,172 (i.e., 1.10% of the Cut-Off Date Balance) and (y) for any Distribution Date on or after the Stepdown Date, the greater of (1) the lesser of (a) $8,020,172 and (b) 2.20% of the Aggregate Loan Balance as of the last day of the Collection Period and (2) the Overcollateralization Floor; provided, however, for any Distribution Date on or after the Stepdown Date and for which a Trigger Event is in effect, the Targeted Overcollateralization Amount will be equal to the Targeted Overcollateralization Amount in effect for the immediately preceding Distribution Date.”

___________

All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

_____________________________

The date of this Supplement is January 12, 2006